Exhibit 5.1

April 24, 2018
Smartsheet Inc.
10500 NE 8th Street, Suite 1300
Bellevue, WA 98004
Ladies and Gentlemen:
At your request, we have examined the Registration Statement on Form S-1 (File Number 333-223914) (the "Registration Statement") filed by Smartsheet Inc., a Washington corporation (the “Company”), with the Securities and Exchange Commission (the "Commission") on March 26, 2018, as subsequently amended on April 16, 2018 and April 24, 2018, in connection with the registration under the Securities Act of 1933, as amended, of the offer and sale of an aggregate of up to 13,382,075 shares (the “Stock”) of the Company’s Class A common stock (the "Class A Common Stock"), which includes the offer and sale of up to 1,636,587 shares to be sold by certain Selling Shareholders of the Company (the “Selling Shareholders”) of which (i) 1,499,317 are presently issued and outstanding (the “Selling Shareholder Shares”) and (ii) up to 137,270 are issuable upon exercise of a warrant to be exercised by a certain Selling Shareholder (the “Selling Shareholder Warrant Shares”).
In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following.

(1)
The Company’s Amended and Restated Articles of Incorporation, certified by the Secretary of State of the State of Washington on April 9, 2018 (the “Current Articles”), and the Amended and Restated Certificate of Incorporation that the Company intends to file and that will be effective upon the consummation of the sale of the Class A Common Stock (the “Post-Effective Articles”).

(2)
The Company’s Bylaws, certified to us as of the date hereof by an officer of the Company as being complete and in full force and effect as of the date hereof (the “Current Bylaws”), and the Amended and Restated Bylaws that the Company has adopted in connection with, and that will be effective upon, the consummation of the sale and issuance of the Class A Common Stock (the “Post-Effective Bylaws”).

(3)	The Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference.

April 24, 2018

(4)	The prospectus prepared in connection with, and included in, the Registration Statement (the “Prospectus”).

(5)
Minutes of meetings and actions by written consent of the Company’s Board of Directors (the “Board”) and shareholders (the “Shareholders”) at which, or pursuant to which, the Current Articles, the Current Bylaws, the Post-Effective Articles, and the Post-Effective Bylaws were approved.

(6)
Minutes of meetings and actions by written consent of the Board and Shareholders at which, or pursuant to which, the issuance of the Selling Shareholder Shares (and the approval of the warrant under which the Selling Shareholder Warrant Shares are issuable) were approved, and the sale of the Stock and the issuance of the unissued Stock and related matters were adopted and approved.

(7)
The stock records for the Company that the Company has provided to us (consisting of a list of Shareholders and a list of option and warrant holders related to the Company’s capital stock and of any rights to purchase capital stock that was prepared by the Company and setting forth the number of such issued and outstanding securities).

(8)
A Certificate of Existence issued by the Secretary of State of the State of Washington dated April 23, 2018, stating that the Company is qualified to do business under the laws of the State of Washington (the “Certificate of Status”).

(9)	A Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations.

(10)	The agreements under which the Selling Shareholders acquired the shares to be sold by them as described in the Registration Statement.

(11)	The Custody Agreement, Transmittal Letter and Powers of Attorney signed by the Selling Shareholders in connection with the sale of Stock described in the Registration Statement.
In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same (other than the Company), and the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all such documents by the selling shareholders where due authorization, execution and delivery are prerequisites to the effectiveness thereof.
We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and of the State of Washington and reported judicial decisions relating thereto.

April 24, 2018

With respect to our opinion expressed in paragraph (1) below as to the valid existence of the Company under the laws of the State of Washington, we have relied solely upon the Certificate of Existence and representations made to us by the Company.
In connection with our opinion expressed in paragraph (2) below, we have assumed that, at or prior to the time of the delivery of any shares of Stock, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended, that the registration will apply to the offer and sale of such shares of Stock and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such shares of Stock.
Based upon the foregoing, we are of the following opinion:
(1)The Company is a corporation validly existing under the laws of the State of Washington;
(2)the up to 11,745,488 shares of Class A Common Stock to be issued and sold by the Company, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Board and to be adopted by the Pricing Committee of the Board, will be validly issued, fully paid and nonassessable;
(3)the up to 1,499,317 outstanding Selling Shareholder Shares to be sold by the Selling Shareholders pursuant to the Registration Statement are validly issued, fully paid and nonassessable; and
(4)the up to 137,270 Selling Shareholder Warrant Shares to be sold by a Selling Shareholder, when issued in accordance with the terms of the warrant pursuant to which the Selling Shareholder Warrant Shares are issuable and the resolutions of the Board granting such warrant, and sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus, will be, validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.
This opinion is intended solely for use in connection with issuance and sale of shares of Stock subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. In rendering the opinions above, we are opining only as to the specific legal issues expressly set forth therein, and no opinion shall be inferred as to any other matter or matters. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

April 24, 2018

Very truly yours,

/s/ Fenwick & West LLP

FENWICK & WEST LLP